Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-172178 on Form S-8 of our reports dated June 26, 2018, relating to the consolidated financial statements of TAL Education Group (the “Company”), its subsidiaries, its variable interest entities (the “VIEs”) and its VIEs’ subsidiaries and schools (collectively, the “Group”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of TAL Education Group for the year ended February 28, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
June 26, 2018